Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 26, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of General Communication, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of General Communication, Inc. on Forms S-8 (File Nos. 33-60728, 333-8760, 333-66877, 333-45054, 333-106453, 333-152857, 33-60222, 333-8758, 333‑8762, 333-87639, 333-59796, 333-99003, 333-117783, 333-144916, 333-165878, and 333-188434).

/s/ GRANT THORNTON LLP

Seattle, Washington
March 26, 2014